EXHIBIT 16.1

May 4, 2007

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Diamond I, Inc.
Commission File Number 33-19961

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on May 4, 2007 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree to disagree with statements pertaining to the successor accountants.

Very truly yours,

/s/ MALONE & BAILEY, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas